Exhibit 10.1

CONFIDENTIAL
INCENTIVE BONUS PLAN
FOR OFFICERS AND KEY MANAGERS
Effective 10/1/2011 (Amended 5/22/2014)

Summary of the Program
The purpose of the Jacobs Engineering Group Inc. and its subsidiaries (“Company”) Incentive Bonus Plan (the “Plan”) is to promote the success of the Company by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives and profitability. This program is designed to cover designated officers and key managers of Jacobs Engineering Group Inc. and its subsidiaries. Key managers are defined as management level personnel who do not normally receive overtime compensation and who are approved for participation by the Chief Executive Officer or the Human Resources and Compensation Committee (the “Committee”) of Jacobs’ Board of Directors.
Each year a bonus pool is determined by a formula approved by the Committee. From the pool up to 80 percent is allocated to participants in the Plan, with the balance reserved for distribution to nonparticipating employees who have made an outstanding contribution during the year. The allocation of each participant’s portion of the pool may be up to 50 percent by formula with the balance allocated solely at the discretion of the Chief Executive Officer (except for section 16b Officers). The allocation of the nonparticipant’s portion of the pool is totally at the discretion of the Chief Executive Officer. All awards for executive officers shall be approved by the Committee, all awards to Group Vice Presidents and Senior Vice Presidents who are not executive officers shall be approved by the Committee or the CEO, and awards for Vice Presidents and others shall be approved by Committee, the CEO, the EVP Finance & Administration [or] and SVP, Global HR.
Starting with the fiscal 2014 bonus, awards shall be paid in full within 90 days of the close of the fiscal year. All bonus amounts deferred from prior years shall be paid at the same time as the bonus for FY2014. If an employee is a participant in the plan for less than a full year, his or her bonus will be prorated accordingly. A participant must be employed with the Company on the date each bonus award is to be paid.
Bonus Pool Formula
The bonus pool is established as a percentage of pretax, pre-bonus earnings above a preset trigger point or hurdle rate. The hurdle rate for each fiscal year will be established by the Committee. Once the trigger point is reached, the bonus pool accrues at a rate set by the Committee up to 20 percent of pretax, pre-bonus income in excess of the trigger point. When a pretax, pre-bonus earnings reaches up to 2.0 times the trigger point, the accrual rate increases to a rate set by the Committee up to 33 percent of pretax, pre-bonus income in excess of to 2.0 times the trigger point. The percentage rate used for calculating the trigger point is established each year based on economic and market conditions in effect at that time. The bonus pool formula is subject to change at any time and is determined at the sole and absolute discretion of the Committee

Allocation of Bonus Pool
The portion of the pool allocated to the Plan participants is distributed 50 percent based on their weighted salary (using factors approved by the Committee each year) versus the total weighted salaries of all participants of the plan and 50 percent at the discretion of the Chief Executive Officer. The weighted salaries will be determined by multiplying the salary earned while a participant in the plan times the

Exhibit 10.1

weighting factors as determined bythe Chief Executive Officer and the Committee. Notwithstanding the foregoing, to the extent that an executive of the Company is a participant in the Company’s Executive Bonus Plan for any fiscal year, then: (i) the Committee intends to exercise its negative discretion under the Executive Bonus Plan to determine such executive’s bonus payment for such fiscal year under the Executive Bonus Plan in accordance with the terms of this Plan, subject to the limits on the maximum bonus payable to such executive under the Executive Bonus Plan, and (ii) such executive shall be paid his or her bonus for such fiscal year from the Executive Bonus Plan and not from this Plan. Furthermore, in the case of participants in the Company’s Executive Bonus Plan, payments under that plan shall reduce the Bonus Pool under this Plan and the payments that would otherwise be payable under this Plan to the participant.
If a participant moves from one level to another during the year, the different weighting factors is applied to the salary earned at each level and prorated.
Payments
An Award shall be paid at such time or times as determined by the Committee or, for awards to those employees who are not executive officers, the executives noted above, in their sole and absolute discretion. The Committee or, for awards to those employees who are not executive officers, the executives noted above may reduce any award up to the date of payment. All payments are subject to federal, state, or local taxes unless deferred pursuant to the terms of a Company sponsored plan a participant may be eligible for.

Modifications and Administration
This Plan is provided at the discretion of the Committee and the Committee reserves the right to alter or modify it in the future. The Committee is responsible for the administration of the Plan and has the exclusive right to make any and all interpretations, rules, and regulations regarding the Plan.